SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH INCOME

OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend Stockholders Vote

“FOR” Western Asset High Income Opportunity Fund’s Director Nominees

Recommend Stockholders Vote “AGAINST” the Non-binding Self-Tender Offer/Liquidation Proposal

Western Asset High Income Opportunity Fund Urges Stockholders to Protect the Value of Their Investment by Voting “FOR” the Fund’s Director Nominees and “AGAINST” the non-binding Self-Tender Offer/Liquidation Proposal

NEW YORK — March 10, 2020 — Western Asset High Income Opportunity Fund Inc. (NYSE: HIO) (“the Fund”) today announced that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two of the leading independent proxy advisory firms, recommend that stockholders vote “FOR” the Fund’s highly-qualified director nominees — Robert D. Agdern, Carol L. Colman, CFA and Daniel P. Cronin — and “AGAINST” the Self-Tender Offer/Liquidation Proposal from Saba Capital Management, L.P. (“Saba Capital”) by voting on the Proxy Card in connection with the Annual Meeting of Stockholders scheduled for 9:30 a.m. Eastern Time on March 20, 2020.

In their reports dated March 6, 2020 and March 9, 2020, respectively, ISS and Glass Lewis noted1:

●

“Despite the fund’s current market price discount to NAV, Saba has not demonstrated that a tender offer for the fund’s outstanding shares is warranted given the negative repercussions associated with implementing an aggressive tender offer such as the one being proposed by Saba. Furthermore, the fund’s discount has narrowed in recent months and is in line with the discount of its closest peer.” ISS report dated March 6, 2020

●

“…it is worth noting HIO has recently repositioned its portfolio, increased its distribution level from a low of $0.0265 to a current high of $0.0325 and secured management fee waivers between December 1, 2018 and November 30, 2020. We expect the foregoing factors, rather than any bump from Saba — e.g. the Fund’s shares increased just 0.8% on submission of the Dissident proposal — have contributed to HIO’s improved performance and reduced discount.” Glass Lewis report dated March 9, 2020

●

“With a market value of $635.91 million and a reported expense ratio of 0.86 percent, as of Sept. 30, 2019, an aggressive tender offer such as the one proposed by Saba could lead to a drastic reduction in the fund’s size and increase in its expense ratio — making the fund less attractive to investors.” ISS report dated March 6, 2020

●

“…we do not believe Saba has provided sufficiently compelling and up-to-date perspectives to support its resolution at this time. Accordingly, we recommend shareholders vote AGAINST this proposal.” Glass Lewis report dated March 9, 2020

●	“…shareholder support for the self-tender offer for all of the fund’s outstanding shares is not warranted at this time.” ISS report dated March 6, 2020

“The recommendations from ISS and Glass Lewis reinforce our belief that the Board has the right experience, skills and diversity to continue to act in the best interests of all stockholders,” said Jane E. Trust, Chairman, President and Chief Executive Officer of Western Asset High Income Opportunity Fund. “We are pleased that ISS and Glass Lewis recognize the merits of maintaining the Fund’s current structure and agree that the Board is taking the right steps to continue delivering long-term, sustainable value for all stockholders.”

The Western Asset High Income Opportunity Fund’s Board has a proven track record of working with the Fund’s investment advisor to achieve its objectives, including:

1 Permission to use quotations neither sought nor obtained.

●	Outperforming[2] the Fund’s benchmark[3] index averages, including delivering total returns of 24.21% vs. 14.32% on a 1-year basis;
●	Delivering a 5-year annualized distribution rate of 6.76%, above the Fund’s Lipper peer group[4] average of 6.66%[5];
●	Increasing the Fund’s distribution payout four times in 2019; and
●	Reducing the discount between the Fund’s net asset value and market price by almost 38% since December 2018.

The Board encourages stockholders to follow the recommendations from ISS and Glass Lewis by voting on the Proxy Card today “FOR” Robert D. Agdern, Carol L. Colman, CFA and Daniel P. Cronin and “AGAINST” the non-binding Self-Tender Offer/Liquidation Proposal.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the Proxy Card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Stockholders Call Toll-Free: (877) 825-8621

Banks and Brokers Call: (212) 750-5833

About Western Asset High Income Opportunity Fund

Western Asset High Income Opportunity Fund Inc., a diversified closed-end investment management company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.

For more information about the Fund, please call 1-888-777-0102 or consult the Fund’s web site at http://www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

2 Based on market price for the period ended December 31, 2019.

3 The benchmark is based on the Bloomberg Barclays U.S. Corporate High Yield — 2% Issuer Cap Index. The Bloomberg Barclays U.S. Corporate High Yield — 2% Issuer Cap Index is an index of the 2% Issuer Cap component of the Bloomberg Barclays U.S. Corporate High Yield Index, which covers the U.S. dollar-denominated, non-investment grade, fixed-rate, taxable corporate bond market.

4 The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information.

5 Yield based on net asset value as of December 31, 2019.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

Media Contact

Western Asset High Income Opportunity Fund

877-825-8621

Or

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Dan Katcher / Mahmoud Siddig

212-255-4449